    As filed with the Securities and Exchange Commission on December 4, 2001.


                                                      Registration No. 333-71238
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           ONYX ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                6141                             33-0577635
   (State or other jurisdiction            (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)           Classification Code Number)           Identification Number)

                               ------------------

                       27051 TOWNE CENTRE DRIVE, SUITE 100
                        FOOTHILL RANCH, CALIFORNIA 92610
                                 (949) 465-3900
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ------------------

                                  DON P. DUFFY
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       27051 TOWNE CENTRE DRIVE, SUITE 100
                        FOOTHILL RANCH, CALIFORNIA 92610
                                 (949) 465-3900
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                               ------------------

                                   copies to:

    THOMAS R. POPPLEWELL               MICHAEL A. KRAHELSKI                        MARK S. WEITZ
   ANDREWS & KURTH L.L.P.          ONYX ACCEPTANCE CORPORATION              LEONARD, STREET AND DEINARD
1717 MAIN STREET, SUITE 3700    27051 TOWNE CENTRE DRIVE, SUITE 100           PROFESSIONAL ASSOCIATION
    DALLAS, TEXAS 75201          FOOTHILL RANCH, CALIFORNIA 92610        150 SOUTH FIFTH STREET, SUITE 2300
       (214) 659-4400                     (949) 465-3900                    MINNEAPOLIS, MINNESOTA 55402
                                                                                    (612) 335-1500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

                               ------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


==================================================================================================================
                                       AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF               TO BE          OFFERING PRICE     AGGREGATE OFFERING         AMOUNT OF
SECURITIES TO BE REGISTERED          REGISTERED        PER SECURITY            PRICE           REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------
Renewable Unsecured
Subordinated Notes...............   $50,000,000            (1)              $50,000,000              $12,500
================================================================================================================


(1) The Renewable Unsecured Subordinated Notes will be issued in denominations selected by the purchasers in any amount equal to or exceeding $1,000.


(2) Previously paid to the commission on October 9, 2001, in connection with the filing of the Registration Statement.


                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED DECEMBER  4, 2001


                                   PROSPECTUS

                                   $50,000,000
                           ONYX ACCEPTANCE CORPORATION

                                     (LOGO)

           THREE AND SIX MONTH RENEWABLE UNSECURED SUBORDINATED NOTES
 ONE, TWO, THREE, FOUR, FIVE AND TEN YEAR RENEWABLE UNSECURED SUBORDINATED NOTES

                               ------------------


     We are offering up to $50 million aggregate principal amount of our renewable unsecured subordinated notes. We may offer the notes from time to time with maturities ranging from three months to ten years. However, depending on our capital needs, notes with certain terms may not always be available. We will establish interest rates on the securities offered in this prospectus from time to time in supplements to this prospectus. The notes are unsecured obligations and your right to payment is subordinated in right of payment to all of our existing or future senior, secured, unsecured and subordinate indebtedness. Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors for notes of the same term, unless we or you elect not to have them renewed. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be different than the interest rate on your original note. After giving you thirty days advance notice, we may redeem all or a portion of the notes for their original principal amount plus accrued and unpaid interest. You also may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or disability, we will charge you a penalty of three to six months interest and we will not repurchase more than an aggregate of $1 million for all requested repurchases prior to maturity in any calendar quarter.

     The notes will be marketed and sold through Sumner Harrington Ltd., which is acting as our selling agent for the notes. The notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market and will not be rated. Sumner Harrington Ltd. does not intend to make a market in the notes and we do not anticipate that a market in the notes will develop. There will be significant restriction on your ability to transfer or resell the notes. Sumner Harrington Ltd. also will act as our servicing agent in connection with our ongoing administrative responsibilities for the notes.

     THE NOTES ARE NOT CERTIFICATES OF DEPOSIT OR SIMILAR OBLIGATIONS OF, AND ARE NOT GUARANTEED OR INSURED BY, ANY DEPOSITORY INSTITUTION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL OR PRIVATE FUND OR ENTITY. INVESTING IN THE NOTES INVOLVES RISKS WHICH ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                       Per Note        Total
                                                       --------        ------
Public offering price..................................   100%           100%

Selling Agent commissions ..............................  3.00%          3.00%

Proceeds to Onyx, before expenses...................... 97.00%         97.00%


     The selling agent will not receive the entire 3.0% gross commission on notes with terms of one year or less unless the notes are successively renewed for a total term of two years. There will be no underwriting discount.


     Sumner Harrington Ltd. is not required to sell any specific number or dollar amount of notes but will use its best efforts to sell the notes offered.

     We will issue the notes in book-entry or uncertificated form. Purchasers will not receive a certificated security or a negotiable instrument that evidences their notes. Sumner Harrington Ltd. will deliver written confirmations to purchasers of the notes. U.S. Bank Trust National Association, St. Paul, Minnesota, will act as trustee and paying agent for the notes.

                               ------------------

                             SUMNER HARRINGTON LTD.

                               ------------------

               The date of this Prospectus is ___________, 2001.

================================================================================

 Onyx Acceptance Corporation provides prime and near-prime automobile lending to franchise and select independent car dealers. It provides service to those dealers from its auto finance centers throughout the United States. Since it started purchasing, originating and servicing motor vehicle contracts in February 1994, Onyx has purchased or originated over $6.7 billion in auto receivables through September 30, 2001. Onyx services its retail customers from its offices in Foothill Ranch, California, and a secondary servicing facility located in Hazlewood, Missouri.



                                                          YEARS ENDED DECEMBER 31,                           NINE MONTHS
                                      ------------------------------------------------------------------        ENDED
                                                                                                            SEPTEMBER 30,
                                        1996         1997          1998           1999           2000           2001
                                      --------     --------     ----------     ----------     ----------    -------------
                                                      (In thousands, except for per share amounts)
Total revenues                        $ 23,177     $ 35,369     $   64,811     $   94,670     $  100,857     $   80,324
Net income                               6,116        1,302          6,076          9,792          5,835          4,051
Net income per diluted share          $   1.09     $   0.21     $     0.95     $     1.50     $     1.00     $     0.78
Diluted shares outstanding               5,585        6,294          6,425          6,514          5,811          5,214
Total assets                          $ 54,083     $141,836     $  275,422     $  393,835     $  331,380     $  403,445
Stockholders' equity                    36,385       37,717         43,824         53,108         55,593         62,778
Servicing portfolio at period end     $400,665     $757,277     $1,345,961     $2,133,460     $2,690,607     $2,876,986
Contracts purchased                   $319,840     $605,905     $1,038,535     $1,559,004     $1,671,703     $1,241,060



[Bar chart showing dollar amount of         [Bar chart showing the number of
revenues for the years ended December 31,   contracts purchased for the years
1996, 1997, 1998, 1999, 2000 and the nine   ended December 31, 1996, 1997, 1998,
months ended September 30, 2001]            1999, 2000 and the nine months ended
                                            September 30, 2001]

[Bar chart showing dollar amount of         [Bar chart showing the number of
servicing portfolio for the years ended     dealer relationships for each
December 31, 1996, 1997, 1998, 1999,        quarter from the first quarter of
2000 and the nine months ended              1999 through the third quarter of
September 30, 2001]                         2001]

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY........................................................  1
   Onyx...................................................................  1
   Business...............................................................  1
   The Offering...........................................................  3


RISK FACTORS..............................................................  7
   Risk Factors Relating to the Notes.....................................  7
   Risk Factors Relating to Onyx.......................................... 10

FORWARD-LOOKING STATEMENTS................................................ 17

RATIOS OF EARNINGS TO FIXED CHARGES....................................... 17

USE OF PROCEEDS........................................................... 18

CAPITALIZATION............................................................ 19

DESCRIPTION OF THE NOTES.................................................. 20

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.................................. 31

PLAN OF DISTRIBUTION...................................................... 33

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 34

LEGAL MATTERS............................................................. 34

EXPERTS................................................................... 34

WHERE YOU CAN FIND MORE INFORMATION....................................... 35

GLOSSARY.................................................................. 36

                               PROSPECTUS SUMMARY


     This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. Certain industry terms that we use are defined in the Glossary which begins on page 36.


                                      ONYX


     We are a specialized consumer finance company engaged principally in the business of providing indirect automobile financing to franchised new car dealerships and select used car dealerships throughout the United States. We primarily purchase motor vehicle contracts from such dealerships. We focus our efforts on acquiring motor vehicle contracts that are secured by late model used motor vehicles and, to a lesser extent, new motor vehicles, that were entered into with purchasers whom we believe have favorable credit profiles. We generate revenues primarily through the purchase, warehousing, securitization and ongoing servicing of motor vehicle contracts. Since we started purchasing, originating and servicing motor vehicle contracts in February 1994, we have purchased or originated more than $6.7 billion in motor vehicle contracts from approximately 9,600 dealers through September 30, 2001, and we have expanded our operations from a single office in Orange County, California to major markets throughout the United States.


                                    BUSINESS

     Our principal objective is to become one of the leading sources of near-prime auto lending in the United States by leveraging the experience of our senior management team in this industry. We seek to attain and increase profitability through the implementation of the following strategies:

     o Targeted Market and Product Focus. We have positioned ourselves as one of the lowest loan-to-value and payment-to-income lenders in the near-prime auto finance market. We target the near-prime auto lending market because we believe that it produces greater origination and operating efficiencies than does the sub-prime lending market. We focus on late model used motor vehicles, rather than new motor vehicles, because we believe the risk of loss on used vehicles is lower due to lower depreciation rates. Furthermore, motor vehicle contracts secured by used motor vehicles generally bear interest at rates that are higher than new motor vehicle contracts. In addition, we believe that the late model used motor vehicle finance market is growing at a faster rate than is the finance market for new motor vehicles.

     o Localized Dealership Service. We provide a high level of service to our dealership base by marketing to and servicing dealerships on a local level through our auto finance centers. Our credit and account manager teams service our dealers locally and are able to provide a quick decision process with respect to potential motor vehicle contracts submitted to us by our dealers for purchase. These teams use our proprietary credit evaluation system based on our underwriting standards. We strategically locate our auto finance centers in geographic areas with many dealerships in order to facilitate personal service.

     o Expansion of Dealership Customer Base. We establish active relationships with a substantial percentage of franchised dealerships in the regions in which we do business through our existing auto finance centers. We intend to establish additional dealer relationships as we continue our expansion plans in the future.

     o Maintenance of Underwriting Standards and Portfolio Performance. We have developed an underwriting process that is designed to achieve attractive yields while minimizing delinquencies and losses. The underwriting process emphasizes a personal, hands-on analysis of the creditworthiness of each applicant rather than sole reliance on a credit scoring system. We also audit most motor vehicle contracts that we purchase within days of their origination to further assure adherence to our underwriting guidelines.

     o Technology-Supported Operational Controls. We have developed and instituted control and review systems that enable us to monitor both our operations and the performance of the motor vehicle contracts we service. These systems allow us to monitor motor vehicle contract production, yields and performance on a continuous and real-time basis.

     o Liquidity Through Warehousing and Securitizations. Our strategy is to complete securitizations on a regular basis and to use warehouse credit facilities to fund the acquisition or origination of motor vehicle contracts prior to securitization. We also utilize both securitization and hedging strategies to leverage our capital efficiently and substantially reduce our interest rate risk.

     As these strategies indicate, our focus is on controlled growth, rather than increasing our volume at any cost. We are committed to a long-term profitable growth strategy in the near-prime auto lending market.

     We were incorporated in California in 1993, and reincorporated in Delaware in 1996 in connection with our initial public offering of common stock in March 1996. Our principal executive offices are located at 27051 Towne Centre Drive, Suite 100, Foothill Ranch, California 92610, and our telephone number is (949) 465-3900.

                                  THE OFFERING

Issuer.................................   Onyx Acceptance Corporation.

Trustee and Paying Agent...............   U.S. Bank Trust National Association.

Selling and Servicing Agent............   Sumner Harrington Ltd.

Securities Offered.....................   Renewable Unsecured Subordinated Notes. The notes are unsecured promises to pay issued by us. By purchasing a note, you are lending money to us. The notes represent our obligation to repay your loan with interest.

Method of Purchase.....................   Prior to your purchase of notes, you will be required to complete a subscription agreement that will set forth the principal amount of your purchase, the term of the notes and certain other information regarding your ownership of the notes. The form of subscription agreement is filed as an exhibit to the registration statement of which is prospectus is a part.

Denomination...........................   You can choose the denomination of the notes you purchase in any principal amount of $1,000 or more.

Offering Price.........................   100% of the principal amount per note

Maturity...............................   You can generally choose maturities for your notes of 3 or 6 months or 1, 2, 3, 4, 5 or 10 years; however, depending on our capital requirements at the time, we may not always sell notes of all maturities.

Interest Rate..........................   The interest rate of the notes will be established at the time you purchase them, or at the time of renewal, based upon the rates we are offering in our latest supplement to this
                                          prospectus, and will remain fixed throughout the term of the notes. We will generally offer higher rates of interest to investors with larger aggregate note portfolios, as set forth in the prospectus supplement.

Interest Payment Dates.................   You can choose to receive interest payments monthly, quarterly, semiannually, annually or at maturity. If you choose to receive interest payments monthly, you can choose the day on which you will be paid, subject to our approval. You may change this interest payment date once during the term of the notes.

Principal Payment......................   We will not pay principal over the term of the notes. We are obligated to pay the entire principal balance of the outstanding notes upon maturity.

Payment Method.........................   Principal and interest payments will be made by an electronic funds transfer to a depository account you designate in your subscription documents.

Renewal or Redemption at Maturity......   Upon maturity, the notes will be automatically renewed for the same term at the interest rate we are offering for notes of the same maturity at that time to other investors, unless we notify you prior to maturity that we intend to repay the notes or you notify us within 15 days after maturity that you want your notes repaid. The interest rate being offered upon renewal may be different than the interest rate on your original note. See
                                          "Description of the Notes - Renewal or Redemption on Maturity."

Optional Redemption or Repurchase......   After giving you 30 days prior notice, we may redeem the
                                          notes at any time at a price equal to their original principal amount plus accrued and unpaid interest.  You may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or disability, we will charge you a penalty of three months interest on notes with three month maturities and six months interest on all other notes.  We will not repurchase more than an aggregate of $1 million for all requested repurchases prior to maturity in any calendar
                                          quarter.

                                          See "Description of Notes - Redemption Prior to Stated Maturity."

Consolidation, Merger or Sale .........   Upon any consolidation, merger or sale of our company, either we will redeem all of the notes or our successor will be
                                          required to assume our obligations to pay principal and interest on the notes and under the indenture.

                                          For a description of these provisions see "Description of the Notes
                                          - Consolidation, Merger or Sale."

Ranking; No Security...................   The notes:

                                          o  are unsecured;

                                          o  rank junior to our existing and future senior debt, including debt we may incur under our existing and future credit
                                             facilities and debt held by our special purpose entities;

                                          o  rank junior to our existing and future secured debt;

                                          o  rank junior to our existing and future subordinated debt, except for offerings of additional renewable unsecured
                                             subordinated notes which will rank equally with the notes;

                                          o  rank junior to our existing and future unsecured debt,
                                             except for offerings of additional renewable unsecured
                                             subordinate notes which will rank equally with the notes; and

                                          o  rank senior to any existing and future subordinated debt held by any of our affiliates or subsidiaries.

                                          Assuming we had issued the notes and applied the proceeds as of September
                                          30, 2001, we would have had outstanding approximately $282.4 million of debt, including debt held by our special purpose entities, which is senior to the notes. See "Capitalization."

Restrictive Covenants..................   The indenture governing the notes, among other things, will:

                                          o   require us to maintain a positive net worth, which includes stockholders' equity and subordinated debt;

                                          o   generally restrict us from paying dividends on our capital stock; and

                                          o   restrict us from entering into certain transactions with
                                              affiliates.

                                          The covenants set forth in the indenture are more fully described under "Description of Notes - Restrictive Covenants." These covenants have significant exceptions.

Use of Proceeds........................   If all the notes are sold, with maturities of two years or more, we would expect to receive approximately $48.2 million of net proceeds from this offering after deducting the selling agent's commissions and estimated offering expenses payable by us. We intend to use the net proceeds to expand our business and for other general corporate purposes. See "Use of Proceeds."

Absence of Public Market...............   There is no existing market for the notes. We cannot provide you with any assurance as to:

                                          o   the liquidity of any market that may develop for the notes;

                                          o   your ability to sell or pledge your notes; or

                                          o   the prices at which you will be able to sell your notes.

                                          Sumner Harrington Ltd. has advised us that it does not intend to make a market in the notes after the completion of this offering and we do not anticipate that a secondary market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system.

Transfers..............................   The notes will be issued in book entry or uncertificated form only. The notes will not be evidenced by certificated securities or negotiable instruments. You will be able to transfer or pledge the notes only with our prior written consent. See "Description of the
                                          Notes - Transfers."

                                  RISK FACTORS


     Before you invest in the notes, you should carefully consider these risk factors, as well as the other information contained in this prospectus.


RISK FACTORS RELATING TO THE NOTES

     THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS. The notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing notes.

     The risks described below set forth many of the risks associated with the purchase of notes. In addition to those risks, the characteristics of the notes, including maturity, interest rate and lack of liquidity, may not satisfy your investment objectives or otherwise be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. For instance, prior to purchasing any notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the notes in relation to your other investment holdings and the diversity of those holdings.


     YOU LACK PRIORITY IN PAYMENT ON THE NOTES. Your right to receive payments on the notes is junior to all of our existing indebtedness and all of our future borrowings.

     Your notes will be subordinated to the prior payment in full of all of our other debt obligations except loans from affiliates, subsidiaries or control persons. Your notes are also senior to the company's financial obligations to its stockholders in that capacity. As of September 30, 2001, we had approximately $282.4 million of indebtedness, including indebtedness held by our special purpose entities, which will rank senior to your notes. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to make payments to you under the notes only after all payments had been made on all of our secured and unsecured indebtedness that is senior to the notes. Sufficient assets may not remain after all such senior payments have been made to make any payments to you under the notes, including payments of interest when due or principal upon maturity.


     THERE WILL BE NO TRADING MARKET FOR THE NOTES. Your ability to liquidate your investment is limited because of transfer restrictions, the lack of a trading market and the limitation on repurchase requests prior to maturity.

     Your notes may not be transferred without our prior written consent. In addition, there will be no trading market for the notes. Due to the non-transferable nature of the notes and the lack of a market for the sale of the notes, even if we permitted a transfer, you might be unable to sell, pledge or otherwise liquidate your investment. Also, repurchases of the notes prior to maturity at the request of the holders of the notes are subject to an aggregate limitation of $1 million per calendar quarter. See "Description of the Notes."

     THE NOTES WILL HAVE NO SINKING FUND, SECURITY, INSURANCE OR GUARANTEE. There is no sinking fund, security, insurance or guarantee for our obligation to make payments on the notes, so you will have to rely on our cash flow from operations and other sources of funds for repayment.


     The notes are not secured by any of our assets. We do not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes. The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. If our cash flow from operations and other sources of funds are not sufficient to pay the notes, then you may lose all or part of your investment.

     THE NOTES WILL AUTOMATICALLY RENEW. Upon maturity, the notes will automatically be renewed for a period equal to the original term, unless we or you elect not to have them renewed.

     Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors for notes of the same term, unless we notify you prior to maturity that we intend to repay the notes or you notify us within 15 days after maturity that you want your notes repaid. If notes with the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be lower than the interest rate of your original note.


     WE HAVE SUBSTANTIAL INDEBTEDNESS. Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

     We have now and, after we sell these notes, will continue to have a substantial amount of indebtedness. Our substantial indebtedness could have important consequences to your investment in the notes. For example, it could:

     o make it more difficult for us to perform our obligations with respect to the notes;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt; and

     o    limit our ability to borrow additional funds.

     WE MIGHT INCUR SUBSTANTIALLY MORE INDEBTEDNESS. Our ability to incur substantially more debt could further increase the risks described above.

     We may incur substantial additional indebtedness in the future. While the indenture for the notes requires us to maintain certain financial ratios, it does not prohibit us from incurring additional indebtedness. In fact, we expect to enter into additional credit facilities in the future. Any such borrowings would be senior to the notes. If we borrow more money, the related risks that we now face could intensify. See "Capitalization" and "Description of the Notes."

     WE REQUIRE A SUBSTANTIAL AMOUNT OF CASH FOR OPERATIONS. To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

     Our ability to repay or refinance our debt depends on our successful financial and operating performance. We cannot assure you that our business strategy will continue to succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

     o the current economic and competitive conditions in the asset-backed securities market;

     o    the current credit quality of our motor vehicle contracts;

     o    any operating difficulties or pricing pressures we may experience;

     o    our ability to obtain credit enhancement;

     o    the passage of laws or regulations that affect us adversely; and

     o    any delays in implementing any strategic projects we may have.

     Depending upon the outcome of one or more of these factors, we may not be able to generate sufficient cash flow from operations or to obtain sufficient funding to satisfy all of our obligations, including the notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. These alternative strategies may not be feasible at the time or prove adequate and could require the prior consent of our senior secured and unsecured lenders.





     OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS. Our management has broad discretion over how to use the proceeds from the offering and may choose not to use the funds to pay down debt that is senior to the notes.

     It is expected that we will use the proceeds from the offering primarily to expand our business and for other general corporate purposes, which may include the payment of general and administrative expenses. Because no specific allocation of the proceeds will be required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used. As a result, management could use the funds for purposes other than to pay down debt that is senior to the notes. See "Use of Proceeds."

     WE ARE SUBJECT TO MANY RESTRICTIONS IN OUR CREDIT FACILITIES AND THE INDENTURE. The terms of our credit facilities impose significant restrictions and the indenture for the notes imposes certain limited restrictions on our ability and that of our subsidiaries to take certain actions, which may have an adverse impact on our business, results of operations and financial condition.

     Our credit facilities impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. The indenture for the notes also imposes certain limited restrictions on our activities. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

     o    incurring or guaranteeing additional indebtedness;

     o paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

     o    making investments;

     o    making capital expenditures;

     o    creating liens on our assets;

     o    issuing or selling capital stock of our subsidiaries;

     o    transferring or selling assets currently held by us;

     o    engaging in transactions with affiliates; and

     o    engaging in mergers or consolidations.

     The failure to comply with any of the covenants of our credit facilities or the indenture or to maintain certain indebtedness ratios would cause a default under our credit facilities and may cause a default under the indenture or our other debt agreements which may be outstanding from time to time. A default, if not waived, could result in acceleration of the related indebtedness, in which case such debt would become immediately due and payable. A continuing default or acceleration of any of our credit facilities, the indenture or any other debt agreement, will likely cause a default under other credit facilities, the indenture and other debt agreements that otherwise would not be in default, and in which case all such related indebtedness could be accelerated. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance our indebtedness. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not refinance all of our indebtedness as it becomes due. Complying with these covenants may cause us to take actions that are not favorable to holders of the notes. See "Description of the Notes -- Restrictive Covenants."


     YOU WILL HAVE ONLY LIMITED PROTECTION UNDER THE INDENTURE. The indenture governing the notes contains only limited restrictions on our activities and only limited events of default, and thus, provides only limited protection to you.

     The indenture governing the notes contains limited restrictions on our activities, and in comparison to the restrictive covenants that are imposed on us by our other credit facilities and borrowing arrangements, the indenture governing the notes contains relatively minimal restrictions on our activities. In addition, the indenture contains only limited events of default other than our failure to pay principal and interest on time. Because there are only very limited restrictions and limited events of default under the indenture, we will not be restricted from issuing additional debt senior to your notes or be required to maintain any ratios of assets to debt in order to increase the likelihood of timely payments to you under the notes. Further, if we default in the payment of the notes or otherwise under the indenture, you may have to rely on the trustee to exercise your remedies on your behalf. You will not be able to seek remedies against us directly. See "Description of the Notes-Events of Default."

     RISK OF REDEMPTION AT THE OPTION OF THE COMPANY. Redemption by us prior to maturity may result in reinvestment risk to you.

     We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to you. The notes will be redeemed at 100% of the principal amount plus accrued but unpaid interest up to the redemption date. Any such redemption may have the effect of reducing the income or return on investment that any investor may receive on an investment in the notes by reducing the term of the investment. In addition, an investor in the notes may not be able to reinvest the proceeds of any such redemption for the remainder of the original term of the notes at an interest rate comparable to the rate paid on the notes. See "Description of the Notes-Redemption Prior to Stated Maturity."

     RISK OF TERMINATION OF DISTRIBUTION AND MANAGEMENT AGREEMENT.

     The Distribution and Management Agreement between us and Sumner Harrington may be terminated by either party by prior notice. Therefore, it is not certain Sumner Harrington will be responsible for the marketing, sale and administration of the notes for the duration of this offering. Other parties, including our company, may take over the functions currently provided by Sumner Harrington; therefore, you should not rely on Sumner Harrington continuously being responsible for the marketing, sale and administration of the notes.

     YOU MAY BE REQUIRED TO PAY TAXES ON ACCRUED INTEREST ON NOTES PRIOR TO RECEIVING INTEREST PAYMENTS.

     If you choose to have interest on your note paid at maturity and the term of your note exceeds one year, you may be required to pay taxes on the accrued interest prior to our making any interest payments to you.

RISK FACTORS RELATING TO ONYX

     WE MAY BE UNABLE TO OBTAIN FINANCING FOR OPERATIONS. If we are unable to access the capital markets or obtain acceptable financing, our results of operations, financial condition and cash flows would be materially and adversely affected and we may be unable to make payments on the notes.

     We require a substantial amount of cash liquidity to operate our business. Among other things, we use such cash liquidity to:

     o    acquire motor vehicle contracts;

     o    pay dealer participation;

     o    pay securitization costs and fund spread accounts;

     o    settle hedge transactions;

     o    satisfy working capital requirements and pay operating expenses; and

     o    pay interest expense.


     When we securitize our motor vehicle contracts, we report a gain on the sale of those contracts. This gain represents a substantial portion of our revenues. However, although we report this gain at the time of sale, we receive the monthly cash payments on these contracts which represent these revenues over the life of the motor vehicle contracts, rather than at the time of sale. Similarly, we recover the cash paid by us for dealer participation over the life of the related motor vehicle contracts, rather than at the time of sale. As a result, a substantial portion of our reported revenues does not represent immediate cash liquidity.

     Cash generated from our operations has been insufficient to fund our operations due to our growth. We have historically funded our operations principally through borrowings from financial institutions, the sale of equity securities and sales of subordinated notes. However, we may not be able to obtain sufficient funding for our operations through either or a combination of:

     o future access to the capital markets for equity or debt issuances or securitizations; or

     o    future borrowings or other financings on acceptable terms to us.

     WE DEPEND ON WAREHOUSE FINANCING. If we are unable to arrange new warehousing credit facilities or extend our existing credit facilities when they come due, our results of operations, financial condition and cash flows could be materially and adversely affected and we may be unable to make payments on the notes.

     We depend on credit and warehouse facilities with financial institutions to finance our purchases of motor vehicle contracts. Our business strategy requires that these credit and warehouse financing sources continue to be available to us from the time of purchase or origination of a motor vehicle contract until its sale through a securitization.


     We depend substantially on a single $355 million warehouse line of credit with Triple-A One Funding Corporation. The Triple-A One facility was renewed in November 2001. Unless earlier terminated upon the occurrence of certain wind-down and other events, the Triple-A One facility will expire in November 2004. This warehouse facility will remain available to us only if, among other things, we comply with certain financial covenants contained in the documents governing this facility. This warehouse facility may not be available to us in the future and we may not be able to obtain other credit facilities on favorable terms to fund our operations.


     WE DEPEND ON RESIDUAL FINANCING. The reduction in availability or loss of access to our residual lines of credit could materially and adversely affect our operations, financial condition and cash flows and our ability to make payments on the notes.

     When we sell our motor vehicle contracts in securitizations, we receive cash and a residual interest in the securitized assets. This residual interest represents the right to receive the future cash flows to be generated by the motor vehicle contracts in excess of the interest and principal paid on the securities issued in the securitization and other costs of servicing the motor vehicle contracts and completing the securitization.

     We typically use the residual interest from each securitization as collateral to borrow cash to finance our operations. The amount of cash advanced by our lenders under our residual lines of credit depends on a collateral formula that is determined in large part by how well our securitized motor vehicle contracts are expected to perform based primarily upon our historical performance. If our portfolio of securitized motor vehicle contracts has higher delinquency and loss ratios than expected, then the amount of money we could borrow under the residual lines would be reduced. Our residual lines of credit also include covenants that require us to meet certain minimum net worth and operating loss tests and place limits on allowed levels of delinquencies, losses, prepayments and net yields of the motor vehicle contracts included in the related securitization.

     WE DEPEND ON SECURITIZATIONS TO GENERATE REVENUE. If we are unable to securitize profitably a sufficient number of our motor vehicle contracts in a particular financial reporting period, then our revenues for that period could decline and result in lower income or a loss for that period and we may be unable to make payments on the notes.

     We rely significantly upon securitizations to generate cash proceeds to repay our warehouse credit facility and to thereby allow us to finance the purchase of additional motor vehicle contracts. Further, the gain on sale of motor vehicle contracts generated by our securitizations represents a significant portion of our revenues. Our ability to complete securitizations of our motor vehicle contracts is affected by the following factors, among other things:

     o    conditions in the securities markets generally;

     o    prevailing interest rates;

     o    conditions in the asset-backed securities market specifically;

     o    the credit quality of our portfolio of motor vehicle contracts; and

     o    our ability to obtain credit enhancement.

     Unanticipated delays in closing a securitization could also increase our interest rate risk by increasing the warehousing period for our motor vehicle contracts.

     WE DEPEND ON CREDIT ENHANCEMENT. If we are unable to maintain our existing financial guarantee insurance policies or to obtain new financial guarantee insurance policies for our future securitizations, we could be subject to higher financing costs, which could have a material adverse effect on our results of operations, financial condition and cash flows and our ability to make payments on the notes.

     In each of our securitizations, we utilize credit enhancement in the form of a financial guarantee insurance policy issued by MBIA Insurance Corporation, or its predecessor. Each of these policies unconditionally and irrevocably guarantees certain interest and principal payments on the securities issued in our securitizations. These guarantees enable these securities to achieve the highest credit rating available. This form of credit enhancement reduces the costs of our securitizations relative to alternative forms of credit enhancements currently available to us. MBIA is not required to insure future securitizations and we are not restricted in our ability to obtain credit enhancement from providers other than MBIA or to use other forms of credit enhancement. As we pursue future securitizations, we may not be able to obtain:

     o    credit enhancement in any form from MBIA;

     o credit enhancement from any other provider of credit enhancement on acceptable terms; or

     o    similar ratings for future securitizations.

     We also rely on MBIA's financial guarantee insurance policy to reduce our borrowing cost under our warehouse facility with Triple-A One. If MBIA's credit rating is downgraded or if it withdraws our credit enhancement for this warehouse facility, we could be subject to higher interest costs for our future securitizations and higher financing costs during the warehousing period.

     WE ARE SUBJECT TO INTEREST RATE FLUCTUATIONS. Interest rate fluctuations may materially and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes.

     Our profitability is largely determined by the difference, or "spread," between the effective interest rate received by us on the motor vehicle contracts which we acquire or originate and the interest rates payable under our warehouse credit facility during the warehousing period and on the securities issued in our securitizations.

     Several factors affect our ability to manage interest rate risk. First, we purchase or originate motor vehicle contracts at fixed interest rates, while we borrow under our warehouse credit facility at variable interest rates that are subject to frequent adjustment to reflect prevailing rates for short-term borrowings. If the interest rates applicable to our borrowings under our warehouse credit facility increase during a warehousing period, our policy is to increase the interest rate that we quote to dealers at which we will purchase motor vehicle contracts from those dealers or to increase the interest rates we make available to consumers for motor vehicle contracts originated by us. However, there is generally a time lag before our increased borrowing costs can be offset by increases in these buy rates. In certain instances, the rates charged by our competitors may limit our ability to pass through all or most of our increased costs of warehousing financing.

     Second, our spread can be materially and adversely affected by increases in the prevailing interest rates in the commercial paper markets after a motor vehicle contract is purchased or originated and while it is held during the warehousing period. While our warehouse facility with Triple-A One permits us to select maturities of up to 270 days for commercial paper issued under this facility, under these circumstances, our spread would be reduced if we selected a shorter maturity or experienced a delay in completing a securitization.

     Third, the interest rate demanded by investors in our securitizations is a function of prevailing market rates for comparable transactions and the general interest rate environment. Because the motor vehicle contracts that we purchase or originate have fixed interest rates, we bear the risk of spreads narrowing because of interest rate increases during the period from the date the motor vehicle contracts are purchased or originated until the pricing of our securitization of such motor vehicle contracts. We employ a hedging strategy that is intended to minimize this risk and which historically has involved the execution of forward interest rate swaps or the use of a pre-funding structure for our securitizations. A pre-funding structure utilizes a portion of the proceeds of the sale of securities in a securitization to purchase motor vehicle contracts after the initial closing of the securitization. However, this strategy may not consistently or completely offset adverse interest rate movements during the warehousing period or we may sustain losses on hedging transactions. In order to execute our hedging strategy we must estimate our monthly motor vehicle contract acquisition volume and the timing of our securitizations. If such estimates are wrong, then our gains on sales of motor vehicle contracts, results of operations, financial condition and cash flows could be materially and adversely affected, including our ability to make payments on the notes.

     We also have exposure to interest rate fluctuations under our residual lines of credit. The interest rates under these lines of credit are based on the 30 day London Interbank Offered Rate, or LIBOR. The applicable interest rate under our lines of credit based on LIBOR reset on a monthly basis. In periods of increasing interest rates, our cash flows, results of operations and financial condition could be adversely affected, including our ability to fulfill our obligations under the notes.


     In addition, we have some interest rate exposure to falling interest rates to the extent that the interest rates charged on motor vehicle contracts sold in a securitization with a pre-funding structure decline below the rates prevailing at the time of pricing of the securities to be issued in that securitization. This rate decline would reduce the interest rate spread because the interest rate on the securities issued in the securitization would remain fixed, while the interest rates charged on the motor vehicle contracts which are purchased during the pre-funding period would be declining. This would reduce our gain on sale of our motor vehicle contracts and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes.


     WE WILL BE ADVERSELY AFFECTED WHEN CONTRACTS ARE PREPAID OR DEFAULTED. If motor vehicle contracts that we purchase or service are prepaid or experience defaults, this could materially and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes.

     Our results of operations, financial condition, cash flows and liquidity, and consequently our ability to make payments on the notes, depend, to a material extent, on the performance of motor vehicle contracts which we purchase, warehouse and securitize. A portion of the motor vehicle contracts acquired by us may default or prepay during the warehousing period. We bear the risk of losses resulting from payment defaults during the warehousing period. In the event of payment default, the collateral value of the motor vehicle securing a motor vehicle contract may not cover the outstanding principal balance on that contract and the related costs of recovery. We maintain an allowance for credit losses on motor vehicle contracts held during the warehousing period which reflects our estimates of anticipated credit losses during that period. If the allowance is inadequate, then we would recognize as an expense the losses in excess of the allowance and our results of operations could be adversely affected. In addition, under the terms of our warehouse facility with Triple-A One we are not able to borrow against defaulted motor vehicle contracts.

     Our servicing income can also be adversely affected by prepayment of, or defaults under, motor vehicle contracts in our servicing portfolio. Our contractual servicing revenue is based on a percentage of the outstanding principal balance of the motor vehicle contracts in our servicing portfolio. If motor vehicle contracts are prepaid or charged-off, then our servicing revenue will decline while our servicing costs may not decline proportionately.

     The gain on sale of motor vehicle contracts recognized by us in each securitization and the value of our residual interest in the securitized assets in each securitization reflects our estimate of expected future credit losses and prepayments for the motor vehicle contracts included in such securitization. If actual rates of credit loss or prepayments, or both, on such motor vehicle contracts exceed our estimates, the value of our residual interest and the related cash flow would be impaired. We periodically review our credit loss and prepayment assumptions relative to the performance of the securitized motor vehicle contracts and to market conditions. Our results of operations and liquidity could be adversely affected if actual credit loss or prepayment levels on securitized motor vehicle contracts substantially exceed expected levels. If necessary, we would write down the value of our residual interest.

     WE WILL BE ADVERSELY AFFECTED IF WE LOSE SERVICING RIGHTS. The loss of our servicing rights could materially and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes.

     Our results of operations, financial condition and cash flows, and our ability to make payments on the notes, would be materially and adversely affected if any of the following were to occur:

     o the loss of our servicing rights under the sale and servicing agreement for our warehouse facility with Triple-A One;

     o the loss of our servicing rights under the applicable pooling and servicing or sale and servicing agreement relating to motor vehicle contracts which we have sold in our securitizations; or

     o the occurrence of certain trigger events under the insurance agreement between us and MBIA in each of our securitizations that would block the release of future servicing cash flows from the spread accounts in those securitizations;


     We are entitled to receive servicing income only while we act as servicer under the applicable sale and servicing agreement or pooling and servicing agreement for motor vehicle contracts which we have securitized and sold. Under our warehouse facility with Triple-A One, MBIA can terminate our right to act as servicer upon the occurrence of certain events, including:


     o our failure generally to observe and perform covenants and agreements applicable to us;

     o    certain bankruptcy events involving us; or

     o the occurrence of certain events of default under the documents governing the facilities.

     WE DEPEND ON KEY PERSONNEL. The success of our operations depends on certain key personnel.

     Our future operating results depend in significant part upon the continued service of our key senior management personnel, none of whom is bound by an employment agreement. Our future operating results also depend in part upon our ability to attract and retain qualified management, technical, and sales and support personnel for our operations. Competition for such personnel is intense. We cannot assure you that we will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could materially and adversely affect our results of operations, financial condition and cash flows.

     OUR INDUSTRY IS HIGHLY COMPETITIVE. Increased competition could materially and adversely affect our operations and profitability.

     Competition in the field of financing retail motor vehicle sales is intense. The automobile finance market is highly fragmented and historically has been serviced by a variety of financial entities including the captive finance affiliates of major automotive manufacturers, banks, savings associations, independent finance companies, credit unions and leasing companies. Many of these competitors have greater financial resources than we do. Many of these competitors also have long-standing relationships with automobile dealerships and offer dealerships or their customers other forms of financing or services not provided by us. Our ability to compete successfully depends largely upon our relationships with dealerships and the willingness of dealerships to offer to us for purchase those motor vehicle contracts that meet our underwriting criteria. We may not be able to continue to compete successfully in the markets we serve.

     WE MAY BE HARMED BY ADVERSE ECONOMIC CONDITIONS. Adverse economic conditions could materially and adversely effect our revenues and cash flows.


     Our business is dependent upon the sale of motor vehicles. Our ability to continue to acquire motor vehicle contracts in the markets in which we operate and to expand into additional markets is dependent upon the overall level of sales of new and used motor vehicles in those markets. A prolonged downturn in the sale of new and used motor vehicles, whether nationwide or in the states where our motor vehicle contracts are geographically concentrated, could have a material adverse impact upon us, our results of operations and our ability to implement our business strategy. Similarly, adverse economic conditions or other factors particularly affecting the states in which our motor vehicle contracts are geographically concentrated might adversely affect the performance of those contracts, including the level of delinquencies, which could materially and adversely affect our results of operation, financial condition and cash flows and our ability to perform our obligations under the notes. In particular, economic conditions or other factors particularly affecting the state of California might adversely affect the performance of the motor vehicle contracts in our serviced portfolio. As of September 30, 2001, approximately 28.48% of our contracts in our serviced portfolio (based on the number of contracts outstanding) were originated in California. In addition, these contracts represent 27.24% of the outstanding balance of our serviced portfolio. Such percentages are higher than any other state.


     The automobile industry generally is sensitive to adverse economic conditions both nationwide and in California. Periods of rising interest rates, reduced economic activity or higher rates of unemployment generally result in a reduction in the rate of sales of motor vehicles and higher default rates on motor vehicle loans. These economic conditions could occur in the future and if they occur, they would likely result in severe reductions in our revenues or the cash flows available to us to permit us to remain current on our credit facilities or materially and adversely affect our ability to make payments on the notes.


     WE ARE SUBJECT TO SYSTEM RISKS. Problems with our in-house loan accounting and collection systems could materially and adversely affect our collections and cash flows and our ability to make payments on the notes.

     As of July 1, 2001, we converted from an external service provider for the loan accounting and collection system relating to the motor vehicle contracts in our servicing portfolio to in-house systems. If issues with our in-house systems arise in the future, we may be unable to maintain the same level of operations with respect to the funding of motor vehicle contacts and the servicing of our outstanding portfolio. Any significant failures or defects with our in-house systems could adversely affect our results of operations, financial conditions and cash flows and our ability to perform our obligations under the notes.

     WE ARE SUBJECT TO MANY REGULATIONS. Failure to materially comply with all laws and regulations applicable to us could materially and adversely affect our ability to operate our business and our ability to make payments on the notes.


     Our business is subject to numerous federal and state consumer protection laws and regulations, which, among other things:

     o    require us to obtain and maintain certain licenses and qualifications;

     o limit the interest rates, fees and other charges we are allowed to charge;

     o    limit or prescribe certain other terms of our motor vehicle contracts;

     o    require specific disclosures; and

     o    define our rights to repossess and sell collateral.

     We believe that we are in compliance in all material respects with all such laws and regulations, and that such laws and regulations have had no material adverse effect on our ability to operate our business. However, we will be materially and adversely affected if we fail to comply with:

     o    applicable laws and regulations;

     o    changes in existing laws or regulations;

     o    changes in the interpretation of existing laws or regulations; or

     o    any additional laws or regulations that may be enacted in the future.


     WE ARE SUBJECT TO LITIGATION RISKS. Unfavorable outcomes in any of our current or future litigation proceedings could materially and adversely affect our results of operations, financial conditions and cash flows and our ability to make payments on the notes.

     We are party to various legal proceedings, similar to actions brought against other companies in the motor vehicle finance and other industries. Companies in the motor vehicle finance industry have been named as defendants in an increasing number of class action lawsuits brought by purchasers of motor vehicles claiming violation of various federal and state consumer credit and similar laws and regulations.






     Moreover, on January 25, 2000, a putative class action complaint was filed against us and certain of our officers and directors alleging violations of
Section 10(b) and 20(a) of the Securities and Exchange Act of 1934 arising from our use of the cash-in method of measuring and accounting for credit enhancement assets in our financial statements. The matter is entitled D. Colin v. Onyx Acceptance Corporation, et al. in the U.S. District Court for the Central District of California (Case Number SACV 00-0087 (GLT) (EEx)). We believe that our previous use of the cash-in method of measuring and accounting for credit enhancement assets was consistent with then current generally accepted accounting principles and accounting practices of other finance companies. As required by Financial Accounting Standards Board's Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, Second Edition," dated December 1998 and related statements made by the staff of the Securities and Exchange Commission, we retroactively changed the method of measuring and accounting for credit enhancement assets to the cash-out method and restated our financial statements for 1996, 1997 and the first three fiscal quarters of 1998. In February 2001, an amended complaint was dismissed with prejudice by the court; the plaintiff has appealed the dismissal.


     While we intend to vigorously defend ourselves against such proceedings, there is a chance that our results of operations, financial condition and cash flows could be materially and adversely affected by unfavorable outcomes.

                           FORWARD-LOOKING STATEMENTS


     This prospectus contains certain statements of a forward-looking nature relating to future events or our future performance. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "believes," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements of our plans, strategies and prospects under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," and other statements contained elsewhere in this prospectus.

     These forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update these forward-looking statements publicly for any reason. Actual results could differ materially from those anticipated in these forward-looking statements.




                       RATIOS OF EARNINGS TO FIXED CHARGES


                                                          AS OF DECEMBER 31,               AS OF
                                              ----------------------------------------         30,
                                              1996     1997     1998     1999     2000     2001
                                              ----     ----     ----     ----     ----    --------
Ratio of earnings to fixed charges(1).......  2.21x    1.29x    1.68x    1.86x    1.46x     1.46x


-----------------
(1) For purposes of computing our ratios of earnings to fixed charges, we calculated earnings by adding fixed charges to income before income taxes. Fixed charges consist of gross interest expenses and one third of our rent expense, which is the amount we believe is representative of the interest factor component of our rent expense.

                                 USE OF PROCEEDS


     If all of the notes are sold with maturities of two years or more, we would expect to receive approximately $48.2 million of net proceeds from this offering after deducting the selling agent's commissions and estimated offering expenses payable by us. Although we have no specific plan to allocate the proceeds, the general purpose of the offering is to raise capital to expand our business and for other general corporate purposes, which may include payment of general and administrative expenses.

                                 CAPITALIZATION


     The following table sets forth our capitalization, as of September 30, 2001, and as adjusted to give effect to the sale of $50 million principal amount of the notes. For a description of the application of the net proceeds, assuming all of the notes are sold with maturities of two years or more, see "Use of Proceeds" and "Risk Factors--Our Management has Broad Discretion Over the Use of Proceeds."



                                                                                             AS OF
                                                                                       SEPTEMBER 30, 2001
                                                                                    -----------------------
                                                                                     ACTUAL     AS ADJUSTED
                                                                                    --------    -----------
                                                                                        (In Thousands)
                                LIABILITIES
Accounts Payable......................................................              $ 30,562     $ 30,562
Debt:
  Warehouse Borrowings................................................ $205,503
  Excess Servicing Credit and Residual Lines..........................   59,855
  Subordinated Debt...................................................   17,078
                                                                        -------
           Subtotal of Debt...........................................               282,436     $282,436
                                                                                    --------     --------

Other Liabilities.....................................................
  Capital Lease Obligations...........................................      456
  Accrued Interest Payable............................................      705
  Other Liabilities...................................................   26,508
                                                                        -------
           Subtotal of Other Liabilities..............................                27,669       27,669
                                                                                    --------     --------


           Subtotal of Indebtedness Senior to Notes...................               340,667      340,667

Renewable Unsecured Subordinated Notes................................                             50,000
                                                                                    --------     --------
           Total Liabilities..........................................               340,667      390,667

                         STOCKHOLDERS' EQUITY

Series A Participating Preferred stock $.01 par value,
   200,000 shares authorized; no shares issued and outstanding........                    --           --
Preferred stock (undesignated), $.01 par value, 2,800,000
   shares authorized; no shares issued and outstanding................                    --           --
Common stock, $.01 par value, 15,000,000 shares authorized;
   5,078,046 shares issued and outstanding............................                    51           51
Additional paid-in capital............................................                32,647       32,647
Retained earnings.....................................................                25,601       25,601
Accumulated other comprehensive loss..................................                 4,479        4,479
                                                                                    --------     --------
           Total Stockholders' Equity.................................                62,778       62,778
                                                                                    --------     --------
           Total Capitalization.......................................              $403,445     $453,445
                                                                                    ========     ========

                            DESCRIPTION OF THE NOTES

     GENERAL. The notes we are offering in this prospectus will represent subordinated, unsecured debt obligations of Onyx Acceptance Corporation. We will issue the notes under an indenture dated __________, 2001, between us and U.S. Bank Trust National Association, as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of some, but not all, provisions of the notes, the indenture and the Trust Indenture Act. For a complete understanding of the notes, you should review the definitive terms and conditions contained in the actual notes, the indenture and the Trust Indenture Act, which include definitions of certain terms used below. Copies of the form of the notes and the indenture are available from us at no charge upon request.

     The notes will be subordinated in right of payment to the prior payment in full of all our secured, unsecured, senior and subordinate debt, as described in this prospectus, whether outstanding on the date of the indenture or incurred following the date of the indenture. Subject to limited restrictions contained in the indenture discussed below, there is no limit under the indenture on the amount of additional debt we may incur. See " - Subordination" below. In addition, the notes are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other agency or company.

     The notes are not secured by any collateral or lien and we are not required to establish or maintain a sinking fund to provide for payments on the notes. See " - Security; Sinking Fund" below.

     You may determine the amount (minimum $1,000) and term (ranging from 3 months to 10 years) of the notes you would like to purchase when you subscribe; however, depending upon our capital requirements, we may not always offer notes of each maturity. See " - Denomination" and " - Term" below.

     With the help of our servicing agent, we will determine the rate at which we will pay you interest on the notes at the time of subscription and the rate will be fixed for the term of your note. Currently available rates will be set forth in a supplement to this prospectus. The interest rate will vary based on the term to maturity of the note you purchase and the total principal amount of all notes owned by you and your immediate family. We may change the interest rates at which we are offering new or renewed notes based on market conditions, the demand for notes and other factors. See " - Interest Rate" below.

     Upon acceptance of your subscription to purchase notes, our servicing agent will create an account in a book-entry registration and transfer system for you and credit the principal amount of your subscription to your account. Our servicing agent will send you a book-entry receipt or confirmation that will indicate our acceptance of your subscription. You will have three business days to rescind your subscription after the date on which we accept your subscription. If your subscription is rejected by us or our servicing agent, or you rescind your subscription during the three-day revocation period, all funds deposited will be promptly returned to you without any interest. See " - Book-Entry Registration and Transfer" and " - Rescission Right" below. Investors whose subscriptions for notes have been accepted and anyone who subsequently acquires notes in a qualified transfer are referred to as "holders" or "registered holders" in this prospectus and in the indenture.

     We may modify or supplement the terms of the notes described in this prospectus from time to time in a supplement to this prospectus. Except as set forth under " - Amendment, Supplement and Waiver" below, any modification or amendment will not affect notes outstanding at the time of such modification or amendment.

     DENOMINATION. You may purchase notes in the minimum principal amount of $1,000 or any amount in excess of $1,000. You will determine the original principal amount of each note you purchase when you subscribe. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement.

     TERM. We may offer notes with terms ranging from three months to ten years as follows:

                 o  three months             o  three years

                 o  six months               o  four years

                 o  one year                 o  five years

                 o  two years                o  ten years

You will select the term of each note you purchase when you subscribe. You may purchase multiple notes with different terms by filling in investment amounts for more than one term on your subscription agreement. However, we may not always sell notes with all of the above terms.

     INTEREST RATE. The rate of interest we will offer to pay you on notes at any particular time varies based upon market conditions, and will be determined by the length of the term of the notes, the total principal amount of all notes owned by you and your immediate family and our capital requirements. The interest rate on a particular note will be determined at the time of subscription or renewal, and then remain fixed for the original or renewal term of the note. We will establish and may change the interest rates payable for notes of various terms and at various investment levels in a supplement to this prospectus. Our servicing agent will assist us in establishing these interest rates, including advising us on current market conditions.

     The notes will earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the note portfolios of the holder and the holder's immediate family is at least $25,000, $50,000, $75,000 or $100,000. The interest rates payable at each level of investment will be set forth in a prospectus supplement. Immediate family members include parents, children, siblings, grandparents, and grandchildren. Members of sibling families are also considered immediate family members if both siblings are note holders. An investor must identify his or her immediate family members in the subscription documents to include their portfolios in determining the interest rate for such investor's notes.

     Interest rates we offer on the notes may vary based on numerous factors in addition to length of the term and aggregate principal amount. These factors may include, but are not limited to:

     o    the desire to attract new investors;

     o    whether the notes exceed certain principal amounts;

     o    whether the notes are purchased for IRA and/or Keogh accounts;

     o    whether the notes are being renewed by existing holders; and

     o whether the notes are beneficially owned by persons residing in particular geographic localities.


     COMPUTATION OF INTEREST. We will compute interest on notes on the basis of an actual calendar year. Interest will compound daily and accrue from the date of purchase. The date of purchase will be the date we receive funds, if the funds are received prior to 12:01 p.m. central time on a business day, or the next business day if the funds are received on a non-business day or on or after 12:01 p.m. central time on a business day. Our business days are Monday through Friday, except for legal holidays in the State of Minnesota.


     INTEREST PAYMENT DATES. Holders of notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semiannually, annually or at maturity. If you choose to have interest paid monthly, you may elect, subject to our approval, the day of the month on which interest will be paid. For all other payment periods, interest will be paid on the same day of the month as the purchase date of your note. If you elect to have interest paid monthly, your last interest payment will be made on the same day of the month as the purchase date of the note.

     The election of the period or day of interest payment for each note may be changed one time only by the holder during the term of the note, subject to our approval. Requests to change the election must be made in writing to our servicing agent and will be effective on the first business day following the 45th day following the date the election is received. No specific change in election form is required and there is no charge to change the election once during the term of a note. Any interest not paid on an interest payment date will be paid at maturity.

     PLACE AND METHOD OF PAYMENT. We will pay principal and interest on the notes through the trustee, who will act as our paying agent, by electronic funds transfer to a depository account you specify in your subscription documents. If the foregoing payment method is not available, principal and interest on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.

     SERVICING AGENT. We have engaged Sumner Harrington Ltd., the investment banking firm that is helping us sell the notes, to act as our servicing agent for the notes. Sumner Harrington's responsibilities as servicing agent will involve the performance of certain administrative and customer service functions for the notes that we are responsible for performing as the issuer of the notes. For example, as our servicing agent, Sumner Harrington will serve as our registrar and transfer agent and will manage all aspects of the customer service function for the notes, including handling all phone inquiries, mailing investment kits, meeting with investors, processing subscription agreements, issuing quarterly investor statements, issuing tax reporting forms and redeeming and repurchasing notes. In addition, as servicing agent, Sumner Harrington will provide us with monthly reports and analysis regarding the status of the notes, the marketing efforts and the amount of notes that remain available for purchase and also will have the ability to exercise certain limited discretion with respect to waiving early repurchase penalties, changing interest payment dates and rejecting subscription agreements. Other duties of Sumner Harrington as our servicing agent under the distribution and management agreement are described throughout this section and under "Plan of Distribution".

     As compensation for its services as servicing agent, we will pay Sumner Harrington an annual portfolio management fee equal to 0.25% of the weighted average principal balance of the notes so long as Sumner Harrington is engaged as our servicing agent. Such ongoing fee will be paid monthly. The distribution and management agreement may be terminated by either party by prior notice. Sumner Harrington's duties and compensation as selling agent under the same agreement are described under "Plan of Distribution."

     You may contact our servicing agent as follows with any questions about the notes:

     Attn.: Onyx Notes Department
     Sumner Harrington Ltd.
     11100 Wayzata Boulevard, Suite 170
     Minneapolis, MN 55305
     Telephone: (800) 234-5777

     BOOK-ENTRY REGISTRATION AND TRANSFER. The notes are issued in book entry form, which means that no physical note is created. Evidence of your ownership is provided by written confirmation. Holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their notes. The issuance and transfer of notes will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system. Our book-entry system will be maintained by our servicing agent.

     The holders of the accounts established upon the purchase or transfer of notes will be deemed to be the owners of the notes under the indenture. The holder of the notes must rely upon the procedures established by the trustee to exercise any rights of a holder of notes under the indenture. On a monthly basis, our servicing agent will provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

     Our servicing agent will regularly provide the trustee with information regarding the total amount of any principal and/or interest due to holders with regard to the notes on any interest payment date or upon redemption. On each interest payment date, the servicing agent will credit interest due on each account and direct the trustee to make such payments to the holders in its capacity as paying agent. The servicing agent will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the notes.

     Book-entry notations in the accounts evidencing ownership of the notes are exchangeable for actual notes in denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if: (i) we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or (ii) after the occurrence of an event of default under the indenture, holders of the notes aggregating more than 50% of the aggregate outstanding amount of the notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the notes. Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificated notes.

     RESCISSION RIGHT. The holder has the right to rescind his or her investment without penalty within the first three business days after acceptance of his or her subscription. No interest will be earned for the time the rescinded note is outstanding. We will promptly return any funds sent with a subscription that is subsequently properly rescinded. The limitation on the amount of notes that can be redeemed early in a single calendar quarter described under "- Redemption Prior to Stated Maturity" below does not affect your rescission right.

     RIGHT TO REJECT SUBSCRIPTIONS. Our servicing agent may reject any subscription for notes in its sole discretion.


     RENEWAL OR REDEMPTION ON MATURITY. Approximately 15, but not less than 10, days prior to maturity of your note, our servicing agent will send you a notice at your registered address that your note is about to mature and whether we will allow you to renew the note. If we are allowing you to renew your note, our servicing agent will also send to you a current prospectus supplement, and a current prospectus if such prospectus has changed since the delivery of the prospectus in connection with your original subscription or any prior renewal. The prospectus supplement will set forth the interest rates then in effect. Such notice will recommend that you review the prospectus, along with the prospectus supplement, prior to exercising one of the below options. If we do not send you a new prospectus, a new prospectus will be sent to you upon request. You will have until 15 days after the maturity date to exercise one of the following options:


     o You can do nothing, in which case your note will automatically renew for a new term equal to the original term at the interest rate in effect at the time of renewal. If your note pays interest only at maturity, all accrued interest will be added to the principal amount of your note upon renewal. For notes with other payment options, interest will be paid on the renewed note on the same schedule as the original note.


     o You can require repayment of your note, in which case the principal amount will be repaid in full along with any accrued and unpaid interest. If you choose this option, your note will not earn interest after the maturity date.


     o You can require repayment of your note and use all or part of the proceeds to purchase a new note with a different term. To exercise this option, you will need to complete a subscription agreement for the new note and mail it along with your request to our servicing agent. The issue date of the new note will be the day after the maturity date of the old note. Any proceeds from the old note that are not applied to the new note will be sent to you.

     o If your note pays interest only at maturity, you can receive the accrued interest that you have earned during the note term just ended while allowing the principal amount of your note to roll over and renew for the same term at the interest rate then in effect. To exercise this option, call, fax or send a written request to our servicing agent.

     The foregoing options will be available to holders until termination or redemption under the indenture and the notes by either the holder or us. Interest will accrue from the first day of each renewed term. Each renewed note will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewed term will be the interest rate that is being offered to other holders of notes with the same term at the time of renewal. If similar notes are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified.

     If we notify the holder of our intention to repay a note at maturity, we will pay the holder the principal amount and any accrued and unpaid interest on the stated maturity date. Similarly, if, within 15 days after its stated maturity date, a holder requests repayment, we will not pay interest during the period after the note's stated maturity date and prior to repayment. We will pay the holder upon the later of the maturity date or 5 business days after the date on which we receive such notice from the holder. Requests for repayment should be made to our servicing agent in writing.


     REDEMPTION OR REPURCHASE PRIOR TO STATED MATURITY. The notes may be redeemed prior to stated maturity only as set forth below. The holder has no right to require us to prepay or repurchase any note prior to its maturity date as originally stated or as it may be extended, except as indicated below.

          Redemption By Us. We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to the holder of the note at a redemption price equal to the outstanding principal amount thereof plus accrued and unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which notes we will redeem if we choose to do so. We are not required to redeem notes on a pro rata basis.

          Repurchase Election Upon Death Or Total Permanent Disability. Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person (including notes held in an individual retirement account), by giving us written notice within 45 days following his or her total permanent disability, as established to our satisfaction, or by his or her estate within 45 days following his or her death. Subject to the limitations described below, we will repurchase the notes within 10 days after receipt of notice or satisfactory establishment of the holder's death or disability. The repurchase or redemption price, in the event of such a death or disability, will be the principal amount of the notes, plus interest accrued and not previously paid up to but not including the date of repurchase. If spouses are joint registered holders of a note, the election to repurchase will apply when either registered holder dies or becomes subject to a total permanent disability. If the note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right of to request repurchase upon death or disability does not apply. In addition, we will not be required to repurchase any notes prior to maturity at the request of the holder in excess of $1 million aggregate principal amount for all holders per calendar quarter including upon death or total permanent disability and any notes that we repurchase pursuant to the holders' right to elect repurchase, as described below. For purposes of the $1 million limit, repurchase requests will be honored in the order in which they are received and any repurchase request not honored in a calendar quarter will be honored in the next calendar quarter, to the extent possible, since repurchases in the next calendar quarter are also subject to the $1 million limitation.

          We may modify the foregoing policy on repurchase after death or disability in the future. However, no modification will affect the right of repurchase applicable to any outstanding note.

          Repurchase At Request of Holder. In addition to the right to elect repurchase upon death or disability, a holder may elect repurchase of notes prior to maturity, in whole and not in part, at any time by giving us written notice. Subject to the $1 million limitation described below, we will repurchase the holder's note(s) specified in the notice within 10 days of receipt of the notice. The repurchase price, in the event of such election, will be the principal amount of the note, plus interest accrued and not previously paid (up to but not including the date of repurchase), minus a repurchase penalty. The early repurchase penalty for a three-month note at any time during the term is three months of simple interest at the existing rate. The penalty for all other notes is six months simple interest at the existing rate, regardless of the initial term or the remaining time to maturity. The penalty for early repurchase may be waived or reduced at the limited discretion of our servicing agent. We will not be required to redeem any notes prior to maturity at the request of the holder in excess of $1 million aggregate principal amount for all holders per calendar quarter including elections by holders who are requesting repurchase pursuant to this paragraph and any notes that we repurchase pursuant to the death or disability of a holder as described above. For purposes of the $1 million limit, repurchase requests will be honored in the order in which they are received and any repurchase request not honored in a calendar quarter will be honored in the next calendar quarter, to the extent possible, since repurchases in the next calendar quarter are also subject to the $1 million limitation.

          We may modify the foregoing policy on repurchase at the holder's election in the future. However, no modification will affect the right of repurchase applicable to any note outstanding at that time.

     TRANSFERS. The notes are not negotiable debt instruments and, subject to certain exceptions, will be issued only in book-entry form. The book-entry receipt issued upon our acceptance of a subscription is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Ownership of notes may be transferred on our register only as follows:

     o The holder must deliver written notice requesting a transfer to our servicing agent signed by the holder(s) or such holder's duly authorized representative on a form to be supplied by our servicing agent.

     o Our servicing agent must provide its written consent to the proposed transfer, which consent may not be unreasonably withheld.

     o Our servicing agent may require a legal opinion from counsel satisfactory to the servicing agent that the proposed transfer will not violate any applicable securities laws and a signature guarantee in connection with such transfer.

     Upon transfer of a note, our servicing agent will provide the new holder of the note with a book-entry receipt which will evidence the transfer of the account on our records.

     QUARTERLY STATEMENTS. Our servicing agent will provide holders of the notes with quarterly statements, which will indicate, among other things, the current account balance, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be mailed not later than the tenth business day following the end of each calendar quarter. Our servicing agent will provide additional information as holders of notes may reasonably request from time to time. Our servicing agent may charge such holders a fee to cover the charges incurred in providing such information.


     SUBORDINATION. The indebtedness evidenced by the notes, and any interest thereon, are subordinated in right of payment to all of our senior debt. "Senior debt" means all of our secured, unsecured, senior or subordinate indebtedness and all such indebtedness owed by our special purpose entities whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than the offering of additional renewable unsecured subordinated notes which will rank equally with the notes. The indenture does not prevent holders of senior debt from disposing of, or exercising any other rights with respect to, any or all of the collateral securing the senior debt. As of September 30, 2001, we had approximately $282.4 million of debt outstanding that would be senior to the notes, including debt owed by our special purpose entities. Except for certain limited restrictions, the terms of the notes or the indenture do not impose any limitation on the amount of senior debt or other indebtedness we may incur, although our existing senior debt agreements may restrict us from incurring new senior debt. See "Risk Factors - You Lack Priority in Payment on the Notes."


     The notes are not guaranteed by any of our subsidiaries, affiliates or control persons. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, the law requires that creditors of that subsidiary be paid in full, or provision for such payment be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a shareholder of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.


     Existing and future debt that is primarily held by our affiliates, subsidiaries or control persons, other than debt held by our special purpose entities, will be subordinated to the notes. However, as long as we make required payments on the notes and there exists no default under the notes or the indenture, we may also make required payments and pre-payments on, and complete payment of, our debt held by our affiliates, subsidiaries and control persons. As of September 30, 2001, we had no principal amount outstanding held by our affiliates, subsidiaries or control persons, other than debt owed by our special purpose entities. Therefore, none of our current debt is subordinate to the notes. To the extent we incur debt owed by our affiliates, subsidiaries or control persons, other than debt owed by our special purpose entities, we have no current intention to prepay any such debt obligations in advance of the maturity of those obligations.

     The subordination of debt held by our affiliates and subsidiaries or control persons to the notes does not apply to debt owed by our special purpose entities that may be our affiliates or subsidiaries, which debt is senior to the notes. Special purpose entities are entities that are formed for the specific purpose of securitizing our auto contract receivables and facilitating our warehouse, residual and other financing facilities. As of September 30, 2001, our special purpose entities had an aggregate of $265.4 million in outstanding principal amount of indebtedness repayment of which is senior to the notes.

     In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the notes until all senior debt has been paid in full. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the notes. If any distribution is nonetheless made to holders of the notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.


     In the event and during the continuation of any default in the payment of principal of or interest on any senior debt, we will not make any payment, direct or indirect, on the notes and any other indebtedness being subordinated to the payment of the notes unless and until (i) the default has been cured or waived or has ceased to exist or (ii) the end of the payment blockage period. Any payment blockage period will commence on the date the trustee receives written notice of default from a holder of the senior debt and will end on the earlier of (a) 179 days after the trustee's receipt of the notice of default;
(b) the trustee's receipt of a valid waiver of default from the holder of senior debt; or (c) the trustee's receipt of a written notice from the holder of senior debt terminating the payment blockage period.

     NO SECURITY; NO SINKING FUND. The notes are unsecured, which means that none of our tangible or intangible assets or property, nor any of the assets or property of any of our affiliates or subsidiaries, has been set aside or reserved to make payment to the holders of the notes in the event that we default on our obligations to the holders. In addition, we do not contribute funds to any separate account, commonly known as a sinking fund, to repay principal or interest due on the notes upon maturity or default. See "Risk Factors - The Notes will have No Sinking Fund, Security, Insurance or Guarantee."

     RESTRICTIVE COVENANTS. The indenture contains certain limited restricted covenants that require us to maintain certain financial standards and restrict us from certain actions as set forth below.

     Maintenance of Certain Financial Standards. The indenture provides that, so long as the notes are outstanding:

     o we will maintain a positive net worth, which includes stockholder's equity and subordinated debt.

     Prohibition on Certain Actions. The indenture provides that, so long as the notes are outstanding:

     o we will not pay any dividends on our common or preferred stock unless there is no event of default with respect to the notes; and

     o we will not guarantee, endorse or otherwise become liable for any obligations of any of our control persons, or other parties controlled by or under common control with any of our control persons, provided however, that we and our subsidiaries may make investments in entities that are special purpose entities.





     See "Risk Factors - The Indenture Contains Limited Protection for Holders of the Notes."

     CONSOLIDATION, MERGER OR SALE. The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

     o the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the applicable indenture; and

     o immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.

     If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and we will be released from all our liabilities and obligations under the indenture and under the notes.

     EVENTS OF DEFAULT. The indenture provides that each of the following constitutes an event of default:

     o failure to pay interest on a note within 15 days after the due date for such payment (whether or not prohibited by the subordination provisions of the indenture);

     o failure to pay principal on a note within 10 days after the due date for such payment (whether or not prohibited by the subordination provisions of the indenture);

     o our failure to observe or perform any material covenant or our breach of any material representation or warranty, but only after we have been given notice of such failure or breach and such failure or breach is not cured within thirty days after our receipt of notice;

     o defaults in certain of our other financial obligations that are not cured within 30 days; and

     o    certain events of bankruptcy or insolvency with respect to us.

     If any event of default occurs and is continuing (other than an event of default involving certain events of bankruptcy or insolvency with respect to
us), the trustee or the holders of at least a majority in principal amount of the then outstanding notes may declare the unpaid principal of and any accrued interest on the notes to be due and payable immediately. However, so long as any senior debt is outstanding, a declaration of this kind will not become effective until the earlier of (i) the day which is five business days after the receipt by representatives of senior debt of such written notice of acceleration or (ii) the date of acceleration of any senior debt. In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding notes will become due and payable without further action or notice.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if the trustee determines that withholding notice is in the interest of the holders.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest on, or the principal of a note.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

     AMENDMENT, SUPPLEMENT AND WAIVER. Except as provided in this prospectus or the indenture, the terms of the notes then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

     Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the notes held by a holder who has not consented if it has any of the following consequences:

     o reduces the principal of or changes the fixed maturity of any note or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the note;

     o reduces the rate of or changes the time for payment of interest on any note;

     o waives a default or event of default in the payment of principal or interest on the notes except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration;

     o    makes any note payable in money other than that stated in the notes;

     o makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

     o makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of notes;

     o    modifies or eliminates holders' rights to request repurchase; or

     o    makes any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of the notes, we or the trustee may amend or supplement the indenture or the notes:

     o    to cure any ambiguity, defect or inconsistency;

     o to provide for assumption of our obligations to holders of the notes in the case of a merger, consolidation or sale of all or substantially all of our assets;

     o    to provide for additional certificates or certificated securities;

     o to make any change that would provide any additional rights or benefits to the holders of the notes or that does not materially adversely affect the legal rights under the indenture of any such holder, including an increase in the aggregate dollar amount of notes which may be outstanding under the indenture;

     o to modify our policy regarding repurchases elected by a holder of notes prior to maturity and our policy regarding repurchase of the notes prior to maturity upon the death or total permanent disability of any holder of the notes, but such modifications shall not materially adversely affect any then outstanding notes; or

     o to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

     THE TRUSTEE. U.S. Bank Trust National Association has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

     Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

     RESIGNATION OR REMOVAL OF THE TRUSTEE. The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding notes. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee's ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee or a court of competent jurisdiction may remove the trustee upon petition of a holder of notes. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

     REPORTS TO TRUSTEE. Our servicing agent will provide the trustee with quarterly reports containing any information reasonably requested by the trustee. These quarterly reports will include information on each note outstanding during the preceding quarter, including outstanding principal balance, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid.

     NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND SERVICING AGENT. No director, officer, employee, incorporator or stockholder of ours or our servicing agent, will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the notes waives and releases these persons from any liability. The waiver and release are part of the consideration for issuance of the notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

     SERVICE CHARGES. We and our servicing agent may assess service charges for changing the registration of any note to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of a note by the holder to another person.

     ADDITIONAL SECURITIES. We may offer additional classes of securities with terms and conditions different from the notes currently being offered in this prospectus. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus. If we sell the entire principal amount of notes offered in this prospectus, we may register and sell additional notes by amending this prospectus, but we are under no obligation to do so.

     VARIATIONS BY STATE. We may offer different securities and vary the terms and conditions of the offer (including, but not limited to, different interest rates and service charges for all notes) depending upon the state where the purchaser resides.

     INTEREST WITHHOLDING. We will withhold 30.5% (which rate will periodically be reduced to 28% for payments made in 2006) of any interest paid to any investor who has not provided us with a Social Security Number, Employer Identification Number, or other satisfactory equivalent in the subscription agreement (or another document) or where the Internal Revenue Service has notified us that back-up withholding is otherwise required. See "Material Federal Income Tax Consequences - Reporting and Back-up Withholding."

     LIQUIDITY. There is not currently a trading market for the notes, and we do not expect that a trading market for the notes will develop.

     REPORTS. We publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports to any holder of notes who requests them in writing at no charge.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     The following discussion is our counsel's opinion of the material federal income tax consequences relating to the ownership and disposition of the notes. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, regulations issued under the Internal Revenue Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging, straddle or conversion transactions, or persons that have a functional currency other than the U.S. dollar. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, it does not deal with holders other than original purchasers. You should consult your own tax advisor to determine the specific federal, state, local and any other tax consequences applicable to you relating to your ownership and disposition of the notes.


INTEREST INCOME ON THE NOTES

     Interest paid on the notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer.

     However, a note with a term of one year or less, which we refer to in this discussion as a "short-term note," will be treated as having been issued with original issue discount or "OID" for tax purposes equal to the total payments on the note over its issue price. If you are a cash method holder of a short-term note you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. Under a constant yield method, you generally would be required to include in income increasingly greater amounts of OID.

     Cash method holders who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term notes until the OID is included in the holder's income.

     There are also some situations in which a cash basis holder of a note may have taxable interest income with respect to a note before any cash payment is received with respect to the note. If you report income on the cash method and your note pays interest only at maturity, you generally will be required to include interest accrued during the original term as ordinary gross income as the interest accrues. In addition, cash method taxpayers will be required to include in ordinary gross income, unpaid accrued interest on any notes that pay interest only at maturity and have terms longer than one year.

TREATMENT OF DISPOSITIONS OF NOTES

     Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your original cost for the note, increased by any accrued but unpaid interest you previously included in income with respect to the note and reduced by any principal payments you previously received with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

NON-U.S. HOLDERS

     Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest and OID paid on the notes will be treated as "portfolio interest" and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the notes free of United States federal income tax provided that you periodically provide us with a statement certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest and OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person. They will, however, generally be subject to the regular United States income tax.

REPORTING AND BACKUP WITHHOLDING

     We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest on the notes.


     Under certain circumstances, as a holder of a note, you may be subject to "backup withholding" at a 30.5% rate (which rate will be reduced periodically to 28% for payments made in 2006). Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-U.S. person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain non-U.S. persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

THIS FEDERAL TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Under the terms and subject to the conditions contained in a distribution and management agreement between us and Sumner Harrington Ltd., Sumner Harrington has agreed to serve as our selling agent and to use its best efforts to sell the notes on the terms set forth in this prospectus.

     The selling agent proposes to offer the notes to the public on our behalf on the terms set forth in this prospectus and the prospectus supplements that we file from time to time. The selling agent plans to market the notes directly to the public through newspaper, radio, internet, direct mail and other advertising.

     We have agreed to reimburse the selling agent for its out-of-pocket expenses incurred in connection with the offering, including the fees and expenses of its counsel and marketing costs. We have paid the selling agent $75,000 up front to cover its initial expenses. Under the terms of the distribution and management agreement, we also will pay our selling agent a commission equal to 3.00% of the principal amount of all notes sold. For notes with maturities exceeding one year, the entire 3.00% commission will be paid to the selling agent at the time of issuance and no additional commission will be paid upon renewal. For notes with maturities of one year or less, the gross 3.00% commission will be paid in equal installments upon the original issuance and each renewal over the first two years. Accordingly, the selling agent will not receive the entire 3.00% gross commission on notes with terms of one year or less unless the notes are successively renewed for two years. The selling agent may engage or allow selected brokers or dealers to sell notes for a commission, at no additional cost to us.

     In addition, our selling agent will manage all aspects of customer service relating to the notes, including handling all inquiries from potential investors, mailing investment kits, meeting with investors, processing subscription agreements and responding to all written and telephonic questions relating to the notes. The selling agent's servicing responsibilities are described under "Description of the Notes - Servicing Agent."

     The distribution and management agreement may be terminated by either us or Sumner Harrington upon giving prior notice.

     The following table summarizes the compensation we will pay the selling agent for its services in selling the notes:


     Form of Compensation
     --------------------
     Total commissions..................................  1,500,000(1)(2)
     Reimbursement of expenses..........................     45,000(3)

---------------

(1) Assumes the sale of 100% of aggregate principal amount of notes offered and that each note with a term of one year or less is successively renewed for a total of two years.


(2) Does not include annual portfolio management fee which is equal to 0.25% of the weighted average principal balance of the outstanding notes.

(3) Does not include estimated marketing or registration expenses which have not been determined. We estimate that the total expenses of the offering, excluding the selling agent's commissions described above will be approximately $350,000.

     The distribution and management agreement provides that the selling agent will use its best efforts to sell the notes. The selling agent is not obligated to sell any minimum amount of notes or to purchase any of the notes.

     The distribution and management agreement provides for reciprocal indemnification between us and the selling agent, including the selling agent's and our officers, directors and controlling persons, against civil liabilities in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to such indemnification provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Prior to the offering, there has been no public market for the notes. We do not intend to list the notes on any securities exchange or include them for quotation on the NASDAQ system. The selling agent is not obligated to make a market in the notes and does not intend to do so. We do not anticipate that a secondary market for the notes will develop.

     The foregoing is a summary of the material provisions relating to selling and distribution of the notes in the distribution and management agreement. The provisions of the distribution and management agreement relating to our retention of Sumner Harrington to act as our servicing agent in performing our ongoing administrative responsibilities for the notes are described under "Description of the Notes." As our servicing agent, Sumner Harrington will be paid an additional and ongoing portfolio management fee that is based on the principal balance of the notes outstanding. The distribution and management agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Our Annual Report on Form 10-K for the year ended December 31, 2000, filed April 2, 2001 (File No. 000-28050) and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, filed May 15, 2001 (File No. 000-28050), June 30, 2001, filed August 14, 2001 (File No. 000-28050) and September 30, 2001, filed November 14, 2001 (File No. 000-28050), are hereby incorporated by reference.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the renewable unsecured subordinated notes shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus or in the accompanying prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The Company will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated in this prospectus by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Onyx Acceptance Corporation, 27051 Towne Centre Drive, Suite 100, Foothill Ranch, California 92610, Attention: Secretary. Telephone requests may be directed to the office of the Secretary of Onyx at (949) 465-3900.


                                  LEGAL MATTERS

     Certain legal matters in connection with the notes will be passed upon for us by Andrews & Kurth L.L.P., Dallas, Texas, and for the selling agent by Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to us and the notes offered in this prospectus, reference is made to the registration statement and the exhibits and schedules filed therewith. Although all material terms and provisions of any material contract or other document filed are referred to in this prospectus and described herein, these descriptions are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the reference.

     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to
Section 15(d) thereof and, in accordance therewith, file reports, proxy statements and other information with the Commission. For further information with respect to us, reference is hereby made to such reports and other information which, together with the registration statement and the exhibits and schedules thereto, can be inspected at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC- 0330. The Commission also maintains a website at http://www.sec.gov, that contains reports, proxy and information statements, and other information that has been or will be filed by us.

     Our website address is http://www.onyxco.com. The information included in our website is not made a part of this prospectus.

                                    GLOSSARY

ASSET-BACKED SECURITIES -- Securities that are backed by financial assets, such as automobile contracts and loans.

AUTO FINANCE CENTERS -- Regional offices we establish to purchase contracts and to market to and support relationships with motor vehicle dealerships.

BUY RATE -- An interest rate we quote to a dealer at which we will purchase a contract.

CREDIT ENHANCEMENT -- Credit enhancement refers to a mechanism that is intended to protect the holders of the asset backed securities against losses due to defaults by the obligors under the contracts.

DEALER PARTICIPATION -- The amount we pay to the dealership to purchase a contract above the principal amount financed. The dealer participation is based upon the finance charge that would be paid on the contract if it earned interest at a rate equal to the positive difference between the contract rate and our buy rate. Depending on the option selected by the dealership, we may pay all or a portion of the dealer participation in advance at the time we acquire the contract.

FUTURE SERVICING CASH FLOWS -- The difference between the cash collected from contracts in a securitization trust in any period, and the sum of (i) principal and interest paid in respect of such period on the asset backed securities issued to investors in the securitized pool of such contracts, (ii) a servicing fee at the rate of one percent per annum and (iii) other expenses of the trust.

MOTOR VEHICLE CONTRACT -- A retail installment sales contract or installment loan agreement secured by a new or used automobile, light-duty truck or van.

POOLING -- The accumulation of a group of contracts to create a package of receivables for sale through a trust to investors in a securitization.

PRE-FUNDING STRUCTURE -- A way of structuring securitizations involving a pre-funding account into which a portion of the proceeds received by the trust upon issuance of the asset-backed securities are deposited and used to purchase contracts during a set period after the initial closing of the securitization.

SECURITIZATION OR SECURITIZED -- The process through which contracts and other receivables are pooled and sold to a trust which issues certificates representing interests in the trust to investors.

SERVICING PORTFOLIO -- All of the contracts that we own and that we have sold in securitizations and continue to service.

SPREAD ACCOUNT -- An account required by the credit enhancer of a securitization trust in order to protect the credit enhancer against credit losses. Generally, excess interest received by the securitization trust from the pool of contracts is credited to the account and retained until the account balance reaches a particular maximum balance. If the maximum balance set forth under the terms of a particular securitization is attained, the future servicing cash flows and any surplus in the spread account are returned to us or our lenders, as the case may be. The maximum balance in a particular securitization may increase or decrease over time, and also may never be attained in any particular securitization. Any remaining spread account balance is released to us or our lenders, as the case may be, upon termination of the securitization.

WAREHOUSING -- A method in which contracts are financed by financial institutions on a short-term basis. In a warehousing arrangement, loans are accumulated or pooled on a daily or less frequent basis and assigned or pledged as collateral for short-term borrowings until they are sold in a securitization.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are expenses (other than the selling agent's commissions and expenses) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

Securities and Exchange Commission registration fee.................. $ 12,500
NASD filing fee .....................................................    3,500
Accounting fees and expenses.........................................   55,000
Blue Sky fees and expenses...........................................    1,000
Legal fees and expenses..............................................  125,000
Printing expenses....................................................   25,000
Trustee's fees and expenses..........................................   15,000
Selling agent's counsel fees and expenses............................   45,000
Miscellaneous........................................................   68,000
                                                                      --------
         TOTAL....................................................... $350,000
                                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by law. Specifically, our directors will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporations Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     Article 8 of our Bylaws provides that we shall indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgements, fines, amounts paid in settlement and/or other matters referred to in or covered by
Section 145 of the Delaware General Corporation Law, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Under Section 7.02 of the Distribution and Management Agreement filed as
Exhibit 1.1 to this Registration Statement, the selling agent has agreed to indemnify, under certain conditions, Onyx, its officers and directors, and persons who control Onyx within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

         Exhibit No.                    Description
         -----------                    -----------
            1.1         Form of Distribution and Management Agreement#

            3.1         Certificate of Incorporation of the Company (1)

            3.2         Bylaws of the Company (1)

            4.1         Form of Indenture#

            4.2         Form of Notes#


            4.3         Form of Note Confirmation#

            4.4         Form of Subscription Agreement*

            5.1 Opinion of Andrews & Kurth L.L.P. with respect to legality of Notes**

            8.2 Opinion of Andrews & Kurth L.L.P. with respect to tax matters*

           12.2         Computation of ratio of earnings to fixed charges*

         Exhibit No.                    Description
         -----------                    -----------
           21.1         Subsidiaries of the Registrant (2)


           23.1         Consent of Andrews & Kurth, L.L.P.**


           23.2         Consent of PricewaterhouseCoopers LLP*


           24.1         Power of Attorney**

           25.1         Statement of eligibility of Trustee**


---------------
 *   Filed herewith.


** Previously filed with the Commission as an exhibit to the Registrant's Registration Statement No. 333-71238 on October 9, 2001 and incorporated herein by reference.


 #   To be filed by amendment

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-00680).

(2) Incorporated by reference from the Company's Form 10-Q quarterly period ended March 31, 2001. (File No. 000-28050).

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(c) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foothill Ranch, State of California, on December 4, 2001.



                                             ONYX ACCEPTANCE CORPORATION



                                             By:     John W. Hall*
                                                 -------------------------

                                                 John W. Hall
                                                 Director, President and
                                                 Chief Executive Officer






* PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-71238 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED BELOW.



          SIGNATURE                               TITLE                                DATE
          ---------                               -----                                ----

/s/ John W. Hall*                 President, Chief Executive Officer and        December 4, 2001
------------------------------    Director (Principal Executive Officer)
John W. Hall


/s/ Don P. Duffy                  Executive Vice President, Chief               December 4, 2001
------------------------------    Financial Officer and Director (Principal
Don P. Duffy                      Financial and Accounting Officer)


/s/ Thomas C. Stickel*            Chairman of the Board                         December 4, 2001
------------------------------
Thomas C. Stickel


/s/ G. Bradford Jones*            Director                                      December 4, 2001
------------------------------
G. Bradford Jones


/s/ C. Thomas Meyers*             Director                                      December 4, 2001
------------------------------
C. Thomas Meyers

*By: /s/ Don P. Duffy
    --------------------------
     Don P. Duffy
     Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit No.                       Description
-----------                       -----------

   1.1      Form of Distribution and Management Agreement#

   3.1      Certificate of Incorporation of the Company (1)

   3.2      Bylaws of the Company (1)

   4.1      Form of Indenture#

   4.2      Form of Notes#


   4.3      Form of Note Confirmation#

   4.4      Form of Subscription Agreement*

   5.1 Opinion of Andrews & Kurth L.L.P. with respect to legality of Notes**

   8.2      Opinion of Andrews & Kurth L.L.P. with respect to tax matters*

  12.2      Computation of ratio of earnings to fixed charges.*


  21.1      Subsidiaries of the Registrant (2)


  23.1      Consent of Andrews & Kurth L.L.P.**


  23.2      Consent of PricewaterhouseCoopers LLP*


  24.1      Power of Attorney**

  25.1      Statement of eligibility of Trustee**


---------------
 *   Filed herewith.


** Previously filed with the Commission as an exhibit to the Registrant's Registration Statement No. 333-71238 on October 9, 2001 and incorporated herein by reference.


 #   To be filed by amendment

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-00680).

(2) Incorporated by reference from the Company's Form 10-Q for quarterly period ended March 31, 2001. (File No. 000-28050).